Exhibit 10.4

SOVOS BRANDS, INC.
AMENDED AND RESTATED 2023 SEVERANCE PLAN FOR EXECUTIVES

The Company has adopted the Plan, effective as of the Effective Date, to provide severance pay and benefits to eligible executives of the Company on the terms and conditions provided for herein. All capitalized terms used herein are defined in Section 1. The Plan is sponsored by the Company and administered by the Plan Administrator.

This document constitutes both the formal Plan document and the “summary plan description” (“SPD”) for purposes of ERISA, and describes the terms of the Plan that are in effect as of the Effective Date. The Company urges each Eligible Employee to read this SPD carefully to understand the Plan as it applies to him or her.

Section 1.Definitions. As hereinafter used:
1.1“Affiliate” means any Person directly or indirectly controlling, controlled by, or under common control with such other Person.
1.2“Annual Target Bonus” means the amount of an Eligible Employee’s current year annual bonus at “target” performance levels, provided that if an annual bonus target has not been set for the current year, the “Annual Target Bonus” shall be the annual bonus target for the immediately preceding year.
1.3“Board” means the Board of Directors of the Company.
1.4“Cause” means the occurrence of any of the following events: (i) an Eligible Employee’s willful failure or willful refusal to substantially perform his or her employment duties to the Company and its Designated Affiliates; (ii) an Eligible Employee’s willful misconduct or gross negligence in the performance of such Eligible Employee’s duties to the Company and its Designated Affiliates; (iii) an Eligible Employee’s willful failure to act in good faith in accordance with specific, reasonable and lawful instructions from the Board or the Chief Executive Officer of the Company (other than by reason of a disability); (iv) an Eligible Employee’s indictment for, conviction of, or pleading nolo contendere to, a felony, or a crime of moral turpitude that has a material effect on the Company; (v) an Eligible Employee’s intentional theft from, intentional fraud on or intentional embezzlement from the Company or its Designated Affiliates, (vi) a material breach of an Eligible Employee’s employment agreement with the Company or its Designated Affiliates, or (vii) an Eligible Employee’s material violation of the code of conduct or similar written policy, including, without limitation, any sexual harassment policy, of the Company or its Designated Affiliates; provided, that with respect to items (i), (ii) and (vi), any such action will constitute “Cause” only if (1) the Company notifies such Eligible Employee in writing of any action of such Eligible Employee that purportedly constitutes Cause, which notice specifies in detail the alleged facts and specific action which the Board deems are a basis for a termination for Cause and (2) such Eligible Employee fails to remedy such action within 30 days following the receipt of such written notice. The determination that a termination of the Eligible Employee’s employment is either for Cause or without Cause shall be made by the Company, in its sole discretion.
1.5“Change in Control” means any one or more of the following: (i) any Person (other than the Company, any trustee or other fiduciary holding securities under any employee benefit plan of the Company, or any company owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of shares of the Company’s common stock) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding securities; (ii) during any period of two consecutive years (the “Board Measurement Period”) individuals who at the beginning of such period constitute the Board and any new director (other than a director designated by a Person who has entered into an agreement with the Company to effect a transaction described in paragraph (i), (iii), or (iv) of this definition, or a director initially elected or nominated as a result of an actual or threatened election contest with respect to directors or as a result of any other actual or threatened solicitation of proxies by or on behalf of any Person other than the Board) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the Board Measurement Period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority of the Board; (iii) a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; provided, however, that a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person (other than those covered by the exceptions in (i) above) acquires more than 50% of the combined voting power of the Company’s then outstanding securities shall not constitute a Change in Control of the Company; or (iv) the stockholders of the Company approve the consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets other than (x) the sale or disposition of all or substantially all of the assets of the Company to a Person or Persons who beneficially own, directly or indirectly, more than 50% of the combined voting power of the outstanding voting securities of the Company at the time of the sale or (y) pursuant to a spinoff type transaction, directly or indirectly, of such assets to the stockholders of the Company. Notwithstanding the foregoing, to the extent necessary to comply with Section 409A of the Code with respect to the payment of “nonqualified deferred compensation,” “Change in Control” shall be limited to a “change in control event” as defined under Section 409A of the Code.
1.6“CIC Period” means the period beginning on the date that a Change in Control is consummated and ending on the date that is the eighteen (18)-month anniversary of such date of consummation.
1.7“Code” means the Internal Revenue Code of 1986, as amended.
1.8“Company” means Sovos Brands, Inc., and any successors thereto.
1.9“Compensation Committee” means the Compensation Committee of the Board or such other governing body designated by the Company.
1.10“Designated Affiliate” means (a) each direct or indirect subsidiary of the Company and (b) each other Affiliate designated by the Compensation Committee as a Designated Affiliate for purposes of this Plan.
1.11“Effective Date” means July 21, 2023.
1.12“Eligible Employee” means any employee of the Company or its Designated Affiliates (i) whose position is that of a Senior Vice President or (ii) who is a member of the Senior Executive Team of the Company.
1.13“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

1.14“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, as the same may be amended from time to time.
1.15“Good Reason” means the occurrence of any of the following events during the CIC Period without the express written consent of the Eligible Employee: (i) a diminution in the Eligible Employee’s title or reporting relationship or a material diminution in the Eligible Employee’s duties, responsibilities or authorities;  (ii) a material reduction in the Eligible Employee’s base salary, annual bonus opportunity or other aggregate compensation and benefits; or (iii) relocation of the Eligible Employee’s principal location of employment by more than 50 miles that also increases the Eligible Employee’s regular one-way commute or the requirement that an Eligible Employee who is fully remote perform his or her duties from any particular location; or (iv) the failure of the Company to require any successor employer of the Eligible Employee to assume the Plan with respect to such Eligible Employee. An Eligible Employee may not resign or otherwise terminate his or her employment for any reason set forth above as Good Reason unless such Eligible Employee (x) notifies the Company in reasonable detail within ninety (90) days following his or her initial knowledge of an event that would constitute Good Reason, (y) the Company fails to remedy such event within 30 days following receipt of such notice, and (z) such Eligible Employee terminates employment within 60 days following the end of such 30-day remedy period.
1.16“Incentive Plan” means the Sovos Brands, Inc. Annual Incentive Plan and/or any successor or substitute short-term incentive or bonus plan, program or pay practice, as amended from time to time.
1.17“Involuntary Termination” means a termination of an Eligible Employee’s employment by the Company without Cause, excluding a termination as a result of the Eligible Employee’s death or disability.
1.18“Non-CIC Period” means the period prior to or following a CIC Period.

1.19“Person” means an individual, corporation, partnership, association, trust, unincorporated organization, limited liability company or other legal entity.  All references to Person shall include an individual Person or a group (as defined in Rule 13d-5 under the Exchange Act) of Persons.
1.20“Plan” means this Sovos Brands, Inc. Amended and Restated 2023 Severance Plan for Executives.
1.21“Plan Administrator” means the Compensation Committee, acting by itself or through its authorized delegates, as applicable. Unless otherwise determined by the Compensation Committee, the authorized delegates of the Compensation Committee shall act as Plan Administrator for all purposes of the Plan, other than as it relates to Section 10 of the Plan. All actions under Section 10 of the Plan shall be made by the Compensation Committee or the Board.
1.22“Pro-Rata Bonus” means (i) an amount equal to an Eligible Employee’s annual bonus for the fiscal year in which his or her Separation Date occurs based on actual achievement of Company performance measures under the Incentive Plan for such fiscal year (which for Eligible Employees at the level of Senior Vice President shall be subject to the individual performance modifier under the Incentive Plan as determined in the Company’s sole discretion), multiplied by a fraction, the numerator of which shall be the number of days such Eligible Employee was employed by the Company during the fiscal year in which the Separation Date occurred and the denominator of which is the number of days in such fiscal year and (ii) in the event an Eligible Employee’s Separation Date occurs after the conclusion of a fiscal year but prior to the payment of annual bonuses (if any) for such fiscal year, 100% of such Eligible Employee’s annual bonus for such completed fiscal year based on actual achievement of Company performance measures under the Incentive Plan for such fiscal year (which for Eligible Employees at the level of Senior Vice President shall be subject to the individual performance modifier under the Incentive Plan as determined in the Company’s sole discretion); provided, that, in each case, during the CIC Period, individual performance modifiers under the Incentive Plan shall be disregarded and the Pro-Rata Bonus shall be payable based solely on actual achievement of Company performance measures under the Incentive Plan.
1.23“Qualifying Termination” means (i) an Involuntary Termination or (ii) a termination of an Eligible Employee’s employment as a result of a resignation by the Eligible Employee for Good Reason.
1.24“Separation Date” means the date on which an Eligible Employee incurs an Involuntary Termination or a Qualifying Termination, as applicable.
Section 2.Involuntary Termination During Non-CIC Period; Qualifying Termination During CIC Period.
2.1If during the Non-CIC Period, an Eligible Employee’s employment terminates as a result of an Involuntary Termination, subject to the terms of the Plan, including Section 5, the Company shall provide to such Eligible Employee the following severance payments and benefits:
(a)an amount equal to the Eligible Employee’s base salary, at the rate in effect on the Separation Date, for a period of 12 months, payable in substantially equal installments in accordance with the Company’s regular payroll practices as in effect from time to time; provided, that the first payment pursuant to this 2.1(a) shall be made on the next regularly scheduled payroll date following the 60th day after the Separation Date and shall include payment of any amounts that would otherwise be due prior thereto;
(b)the Pro-Rata Bonus, payable when the annual bonus would have otherwise been payable to the Eligible Employee had his or her employment not terminated; and
(c)to the extent that the Eligible Employee timely elects continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”),
reimbursement for the applicable COBRA premiums, if any, under the Company’s or its subsidiaries’, as applicable, medical, dental and vision plans for such Eligible Employee and his or her eligible dependents until the earlier of (i) 12 months following such Eligible Employee’s Separation Date or (ii) until the Eligible Employee obtains new employment that provides substantially similar medical, dental and vision coverage.
2.2If during the CIC Period, an Eligible Employee’s employment terminates as a result of a Qualifying Termination, subject to the terms of the Plan, including Section 5, the Company shall provide to such Eligible Employee the following severance payments and benefits:
(a)an amount equal to the Eligible Employee’s base salary, at the rate in effect on the Separation Date, for a period of 18 months, payable in substantially equal installments in accordance with the Company’s regular payroll practices as in effect from time to time; provided, that the first payment pursuant to this 2.2(a) shall be made on the next regularly scheduled payroll date following the 60th day after the Separation Date and shall include payment of any amounts that would otherwise be due prior thereto;

(b)an amount equal to the Eligible Employee’s Annual Target Bonus, multiplied by 1.5, payable in substantially equal installments over a period of 18 months following such Eligible Employee’s Separation Date in accordance with the Company’s regular payroll practices as in effect from time to time; provided, that the first payment pursuant to this 2.2(b) shall be made on the next regularly scheduled payroll date following the 60th day after the Separation Date and shall include payment of any amounts that would otherwise be due prior thereto;
(c)the Pro-Rata Bonus, payable when the annual bonus would have otherwise been payable to the Eligible Employee had his or her employment not terminated; and
(d)to the extent that the Eligible Employee timely elects continuation coverage under COBRA, reimbursement for the applicable COBRA premiums, if any, under the Company’s or its subsidiaries’, as applicable, medical, dental and vision plans for such Eligible Employee and his or her eligible dependents until the earlier of (i) 18 months following such Eligible Employee’s Separation Date or (ii) until the Eligible Employee obtains new employment that provides substantially similar medical, dental and vision coverage.
Section 3.Non-Duplication of Benefits. The Plan will not apply to any Eligible Employee who is eligible for severance compensation and benefits under any employment agreement, offer letter, or other contractual arrangement with the Company or under applicable law, in each case, that is more favorable to the Eligible Employee. If severance benefits are provided under the Plan to any Eligible Employee, such Eligible Employee will not be eligible for severance benefits under any other plan or policy of, or contractual arrangement with, the Company or under applicable law; provided, that the treatment of any equity or equity-based incentive award granted by the Company or any of its Affiliates to an Eligible Employee shall be governed by the terms of the plan and award agreement applicable to such award, provided that, to the extent more favorable to the Eligible Employee, any provision of the definition of Good Reason as set forth in this Plan shall also constitute Good Reason on or following a Change in Control for purposes of the definition of Good Reason set forth in an applicable award agreement. The Plan replaces the Company’s executive severance policy, which was effective on October 19, 2019, and the Company’s Severance Plan for Executives.
Section 4.Accrued Compensation. Regardless of whether an Eligible Employee satisfies the conditions set forth in Section 5 hereof, on a termination of employment under Section 2 of the Plan, the Eligible Employee will receive (i) any earned but unpaid base pay through the Separation Date, (ii) if required by applicable law or the Company’s applicable policy, any accrued but unused vacation through the Separation Date, (iii) any unreimbursed business expenses incurred by the Eligible Employee through the Separation Date payable in accordance with the Company’s standard expense reimbursement policies, and (iv) any benefits owed to the Eligible Employee under any qualified retirement plan or health and welfare benefit plan in which the Eligible Employee was a participant, in accordance with applicable law and the provisions of such plan (items (i) through (iv), the “Accrued Compensation”).
Section 5.Conditions to Payment. Any obligation of the Company to pay or provide severance payments or benefits to an Eligible Employee pursuant to the Plan, other than the Accrued Compensation described in Section 4, is conditioned upon (a) the Eligible Employee’s execution and delivery to the Company of a separation agreement that includes (i) a general release and waiver of claims in favor of the Company, and its current, former, and future subsidiaries, affiliates, stockholders, directors, officers, employees, agents, benefit plans, trustees, and others identified therein, in a form provided by the Company or its Designated Affiliates, which with respect to a termination of employment that occurs upon or after a Change in Control shall be in the form attached hereto as Exhibit A, and (ii) solely with respect to a termination of employment that occurs prior to a Change in Control, on a case-by-case basis as determined by the Company in its sole discretion, a non-competition provision in favor of the Company and its

Designated Affiliates, which shall be enforced during the applicable severance period set forth in Section 2 of the Plan (such separation agreement, a “Separation Agreement”), and (b) such Separation Agreement becoming fully effective and irrevocable by the date specified therein, but in no event more than sixty (60) days following the Separation Date.
Section 6.Section 409A. It is intended that payments and benefits under the Plan be exempt from or in compliance with the provisions of Section 409A of the Code and the regulations thereunder (“Section 409A”) and the Plan shall be interpreted and administered accordingly. To the extent required to comply with or be exempt from Section 409A, an Eligible Employee will not be considered to have terminated employment with the Company for purposes of the Plan, and no payment will be due under the Plan, until he or she has incurred a “separation from service” from the Company within the meaning of Section 409A (after giving effect to the presumptions set forth therein). If an Eligible Employee is determined to be a “specified employee” at the time of his or her separation from service then, to the extent necessary to prevent any accelerated or additional tax under Section 409A, payment of the amounts payable under the Plan will be delayed until the earlier of (a) the date that is six months and one day following the Eligible Employee’s separation from service and (b) the Eligible Employee’s death. Each amount paid pursuant to the Plan shall be treated as a separate payment for purposes of Section 409A and the right to a series of installment payments under the Plan shall be treated as the right to a series of separate payments. To the extent required by Section 409A, if the period available to execute (and not revoke) the Separation Agreement spans two calendar years, any payments or benefits provided to the Eligible Employee under the Plan will be paid in the second calendar year. Notwithstanding the foregoing or anything to the contrary in the Plan, none of the Company nor any other person will be liable to an Eligible Employee by reason of any acceleration of income, or any additional tax (including any interest and penalties), asserted with respect to any of the payments or benefits under the Plan, including by reason of the failure of the Plan to satisfy the applicable requirements of Section 409A in form or in operation. To the extent required to avoid an accelerated or additional tax under Section 409A, amounts reimbursable to an Eligible Employee under the Plan shall be paid to the Eligible Employee on or before the last day of the year following the year in which the expense was incurred and the amount of expenses eligible for reimbursement (and in-kind benefits provided to the Eligible Employee) during any one year may not affect amounts reimbursable or provided in any subsequent year and may not be liquidated or exchanged for any other benefit.
Section 7.Section 280G. In the event that it is determined that any payments or benefits provided under the Plan together with any payments or benefits to be provided under any other plan, program, arrangement or agreement would constitute parachute payments within the meaning of Section 280G of the Code and would, but for this Section 7 be subject to the excise tax imposed under Section 4999 of the Code (or any successor provision thereto) or any similar tax imposed by state or local law or any interest or penalties with respect to such taxes  (the “Excise Tax”), then the amounts of any such payments or benefits under the Plan and such other arrangements shall be either (i) paid in full or (ii) reduced to the minimum extent necessary to ensure that no portion of the payments or benefits is subject to the Excise Tax, whichever of the foregoing (i) or (ii) results in the Eligible Employee’s receipt on an after-tax basis of the greatest amount of payments and benefits after taking into account the applicable federal, state, local and foreign income, employment and excise taxes (including the Excise Tax). Any such reduction shall be made by the Company in its sole discretion consistent with the requirements of Section 409A. Any determination required under this Section 7 shall be made in writing in good faith by Golden Parachute Tax Solutions LLC or such other  nationally recognized public accounting firm selected by the Company prior to the Change in Control (the “Accounting Firm”). The Company shall pay all costs and expenses of the Accounting Firm. The Company and the Eligible Employee shall provide the Accounting Firm with such information and documents as the Accounting Firm may reasonably request in order to make a determination under this Section 7. To the extent requested by the Eligible Employee, the Company and its Affiliates shall cooperate with the Eligible Employee in good faith in valuing, and the Accounting Firm shall take into account the value of, services provided or to be provided by the Eligible Employee

(including, without limitation, the Eligible Employee’s agreeing to refrain from performing services pursuant to a covenant not to compete or similar covenant), before, on or after the date of a change in ownership or control of the Company.
Section 8.Plan Administration.
8.1The Plan Administrator has full discretionary authority to administer the Plan, interpret the Plan, prescribe, amend, and rescind rules and regulations under the Plan, and make all other determinations necessary or advisable for the administration of the Plan, subject to all of the provisions of the Plan. No benefit will be payable under the Plan except as determined payable by the Plan Administrator in its sole discretion. Any determination by the Plan Administrator shall be binding and final in the absence of clear and convincing evidence that the Plan Administrator acted arbitrarily and capriciously. Notwithstanding anything in the Plan to the contrary, after a Change in Control, neither the Plan Administrator nor any other person shall have discretionary authority in the administration of the Plan, and any arbitrator, court or tribunal that adjudicates any dispute, controversy, or claim in connection with the Plan will apply a de novo standard of review to any determinations made by the Plan Administrator or the Company. Such de novo standard shall apply notwithstanding the grant of full discretion hereunder to the Plan Administrator or any person or characterization of any decision by the Plan Administrator or by such person as final, binding or conclusive on any party.
8.2The Plan will be administered as a “severance pay arrangement” within the meaning of Section 3(2)(B)(i) of ERISA, excepted from the definitions of “employee pension benefit plan” and “pension plan” set forth under Section 3(2) of ERISA, and will be administered in accordance with the provisions of Appendix A hereto.
Section 9.Plan Modification or Termination. The Plan may be amended or terminated by the Plan Administrator, provided that, during the CIC Period, no such amendment or termination shall be effective that decreases the severance benefits to which an Eligible Employee may become eligible or that makes any provision of the Plan less favorable for any Eligible Employee without the consent of the affected Eligible Employee, and no such amendment or termination shall affect the rights of an Eligible Employee who has become entitled to severance benefits under the Plan. Once a Change in Control occurs, the Plan shall not apply to any future Change in Control, unless otherwise determined by the Plan Administrator.
Section 10.Successors to the Company. The Plan shall be binding on any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) of all or substantially all of the business and/or assets of the Company, which successor shall perform the Company’s obligations under the Plan in the same manner and to the same extent that the Company would be required to perform them if no such succession had taken place.
Section 11.General Provisions.
11.1Except as otherwise provided herein or by law, no right or interest of any Eligible Employee under the Plan shall be assignable or transferable, in whole or in part, either directly or by operation of law or otherwise, including without limitation by execution, levy, garnishment, attachment, pledge, or otherwise; no attempted assignment or transfer thereof shall be effective; and no right or interest of any Eligible Employee under the Plan shall be liable for, or subject to, any obligation or liability of such Eligible Employee. When a payment is due under the Plan to a terminated Eligible Employee who is unable to care for his or her affairs, payment may be made directly to his or her legal guardian or personal representative as determined by a court of competent jurisdiction.

11.2Except as may be provided under any other written agreement between an Eligible Employee and the Company, the employment of the Eligible Employee by the Company is “at will” and may be terminated by either the Eligible Employee or the Company at any time, subject to applicable law. Nothing contained herein shall constitute an employment contract or guarantee of employment or confer any other rights except as set forth herein. Nothing in the Plan will be construed to create any right to employment or re-employment with the Company.
11.3If any provision of the Plan shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof, and the Plan shall be construed and enforced as if such provisions had not been included.
11.4The Plan shall inure to the benefit of and be binding upon the heirs, executors, administrators, successors, and assigns of the parties, including each Eligible Employee, present and future, and any successor to the Company. If an Eligible Employee dies while any amount would still be payable to such Eligible Employee hereunder (following a Qualifying Termination), all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of the Plan to the executor, personal representative, or administrators of the deceased Eligible Employee’s estate. None of the Company or any of its Affiliates, employees, directors or representatives shall have liability to any person following payment made in good faith under this provision.
11.5The headings and captions herein are provided for reference and convenience only, shall not be considered part of the Plan, and shall not be employed in the construction of the Plan.
11.6The Plan shall be funded out of the general assets of the Company as and when severance benefits are payable under the Plan. All Eligible Employees shall be solely general creditors of the Company.
11.7Any notice or other communication to an Eligible Employee required or permitted pursuant to the terms hereof shall have been duly given when delivered or mailed by United States Mail, first class, postage prepaid, addressed to the intended recipient at his or her last known address. Any notice or other communication to the Company must be made as set forth in Appendix A hereto.
11.8To the extent not preempted by federal law, which shall otherwise control, the Plan shall be construed and enforced according to the laws of the State of New York without regard to any conflicts of law principles.
11.9All benefits hereunder shall be reduced by applicable withholding and shall be subject to applicable tax reporting, as determined by the Plan Administrator.
11.10The Plan, as a “severance pay arrangement” within the meaning of Section 3(2)(B)(i) of ERISA, is intended to be excepted from the definitions of “employee pension benefit plan” and “pension plan” set forth under Section 3(2) of ERISA, and is intended to meet the descriptive requirements of a plan constituting a “severance pay plan” within the meaning of regulations published by the Secretary of Labor at Title 29, Code of Federal Regulations §2510.3- 2(b).
11.11Appendix A hereto sets forth certain rights each Eligible Employee has under ERISA. Appendix B hereto set forth important plan information.

APPENDIX A

Capitalized terms not otherwise defined in this Appendix A will have the meanings from the Plan.

CLAIMS, INQUIRIES, APPEALS

Applications for Benefits and Inquiries.

Any application for benefits, inquiries about the Plan, or inquiries about present or future rights under the Plan must be submitted to the Plan Administrator in writing, as follows:

Sovos Brands, Inc.

168 Centennial Parkway, Suite 200

Louisville, CO80027

Attn: Chief Human Resources Officer

Denial of Claims.

In the event that any application for benefits is denied in whole or in part, the Plan Administrator must notify the applicant, in writing, of the denial of the application, and of the applicant’s right to review the denial. The written notice of denial will be set forth in a manner designed to be understood by the applicant, and will include specific reasons for the denial, specific references to the Plan provision upon which the denial is based, a description of any information or material that the Plan Administrator needs to complete the review, and an explanation of the Plan’s review procedure.

This written notice will be given to the applicant within 90 days after the Plan Administrator receives the application, unless special circumstances require an extension of time, in which case the Plan Administrator has up to an additional 90 days to process the application. If an extension of time for processing is required, written notice of the extension will be furnished to the applicant before the end of the initial 90-day period.

This notice of extension will describe the special circumstances necessitating the additional time and the date by which the Plan Administrator is to render its decision on the application. If written notice of denial of the application for benefits is not furnished within the specified time, the application shall be deemed to be denied. The applicant will then be permitted to appeal the denial in accordance with the review procedure described below.

Request for a Review.

Any person (or that person’s authorized representative) for whom an application for benefits is denied (or deemed denied), in whole or in part, may appeal the denial by submitting a request for a review to the Plan Administrator within 60 days after the application is denied (or deemed denied). The Plan Administrator will give the applicant (or his or her representative) an opportunity to review pertinent documents in preparing a request for a review and submit written comments, documents, records, and other information relating to the claim. A request for a review shall be in writing and shall be addressed to:

Sovos Brands, Inc.

168 Centennial Parkway, Suite 200

Louisville, CO80027

Attn: Chief Human Resources Officer

A request for review must set forth all of the grounds on which it is based, all facts in support of the request, and any other matters that the applicant feels are pertinent. The Plan Administrator may require the applicant to submit additional facts, documents, or other material as it may find necessary or appropriate in making his or her review.

Decision on Review.

The Plan Administrator will act on each request for review within 60 days after receipt of the request, unless special circumstances require an extension of time (not to exceed an additional 60 days), for processing the request for a review. If an extension for review is required, written notice of the extension will be furnished to the applicant within the initial 60-day period. If written notice of denial of the application for benefits is not furnished within the specified time, the application will be deemed to be denied. The Plan Administrator will give prompt written notice of its decision to the applicant. In the event that the Plan Administrator confirms the denial of the application for benefits in whole or in part, the notice will outline, in a manner calculated to be understood by the applicant, the specific Plan provisions upon which the decision is based.

Rules and Procedures.

The Plan Administrator may establish rules and procedures, consistent with the Plan and with ERISA, as necessary and appropriate in carrying out its responsibilities in reviewing benefit claims. The Plan Administrator may require an applicant who wishes to submit additional information in connection with an appeal from the denial (or deemed denial) of benefits to do so at the applicant’s own expense.

Exhaustion of Remedies.

No legal action for benefits under the Plan may be brought until the applicant (a) has submitted a written application for benefits in accordance with the procedures described above, (b) has been notified by the Plan Administrator that the application is denied (or the application is deemed denied by the Plan Administrator’s failure to act on it within the established time period), (c) has filed a written request for a review of the application in accordance with the appeal procedure described above, and (d) has been notified in writing that the Plan Administrator has denied the appeal (or the appeal is deemed to be denied by the Plan Administrator’s failure to take any action on the claim within the time prescribed above). In no event may any legal proceeding regarding entitlement to benefits or any aspect of benefits under the Plan be commenced later than the earlier of: (i) one year after the date on which an applicant receives a decision from the Plan Administrator regarding his or her appeal and (ii) the date otherwise prescribed by applicable law.

RIGHTS UNDER THE
EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974 (ERISA)

As an Eligible Employee in the Plan, you are entitled to certain rights and protections under ERISA. ERISA provides that all Eligible Employees will be entitled to:

Receive Information About Your Plan and Benefits.

1.Examine, without charge, at the Plan Administrator’s office and at other specified locations, such as worksites, all documents governing the Plan, including a copy of the latest annual report (Form 5500 Series) filed by the Plan with the U.S. Department of Labor and available at the Public Disclosure Room of the Employee Benefits Security Administration.
2.Obtain, upon written request to the Plan Administrator, copies of documents governing the operation of the Plan, including copies of the latest annual report (Form 5500 Series) and updated SPD. The Plan Administrator may impose a reasonable charge for the copies.

Prudent Actions by Plan Fiduciaries.

In addition to creating rights for Eligible Employees, ERISA imposes duties upon the people who are responsible for the operation of the Plan. The people who operate your Plan, called “fiduciaries” of the Plan, have a duty to do so prudently and in the interest of you and other Eligible Employees and beneficiaries. No one, including your employer or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a benefit or exercising your rights under ERISA.

Enforce Your Rights.

If your claim for a benefit is denied or ignored, in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules set forth above.

Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request a copy of Plan documents or the latest annual report from the Plan and do not receive them within 30 days, you may file suit in a federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay you up to $161 a day (as adjusted for inflation) until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator. If you have a claim for benefits that is denied or ignored, in whole or in part, you may file suit in a state or federal court. If you disagree with the Plan’s decision or lack thereof concerning the qualified status of a domestic relations order or a medical child support order, you may file suit in federal court. If you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a federal court. The court will decide who should pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous. However, no legal action may be commenced or maintained against the Plan prior to your exhaustion of the Plan’s claims procedures described above.

Assistance with Your Questions.

If you have any questions about your Plan, you should contact the Plan Administrator.

If you have any questions about this statement or about your rights under ERISA, or if you need assistance in obtaining documents from the Plan Administrator, you should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in your telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210.

You may also obtain certain publications about your rights and responsibilities under ERISA by calling the Employee Benefits Security Administration’s publications hotline at 1-866- 444-3272.

APPENDIX B - IMPORTANT PLAN INFORMATION

Plan Sponsor:	Sovos Brands, Inc. 168 Centennial Parkway, Suite 200 Louisville, CO 80027

Employer Identification Number (EIN):	81-5119352

Plan Name:	Sovos Brands, Inc. Amended and Restated 2023 Severance Plan for Executives

Type of Plan:	Welfare Plan

Plan Year:	First Plan Year: July 21, 2023 – December 30, 2023.

Subsequent Plan Years: The Company’s fiscal year

Plan Number:	503

Plan Administrator:	Sovos Brands, Inc. 168 Centennial Parkway, Suite 200 Louisville, CO80027 Attn: Chief People Officer

Funding:	The Plan shall be unfunded within the meaning of ERISA.

Service of legal process may be made upon the Plan Administrator.